Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NEWBURY STREET ACQUISITION CORPORATION

Pursuant to Sections 241 and 245 of the

Delaware General Corporation Law

It is hereby certified that:

1. The name of the Corporation is Newbury Street Acquisition Corporation (the “Corporation”).

2. The Corporation's Certificate of Incorporation (the “Certificate of Incorporation”) was filed in the office of the Secretary of State of the State of Delaware on November 6, 2020.

3. This Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”) restates, integrates and amends the Certificate of Incorporation.

4. The Corporation has neither received payment for, nor issued any of its capital stock. This Amended and Restated Certificate of Incorporation was duly adopted, pursuant to the provisions of Sections 241 and 245 of the General Corporation Law of the State of Delaware, by the sole incorporator, no directors having been named in the Certificate of Incorporation and no directors having been elected.

5. The text of the Certificate of Incorporation is hereby amended and restated to read in full as follows:

ARTICLE I
NAME

The name of the corporation is Newbury Street Acquisition Corporation (the “Corporation”).

ARTICLE II
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

ARTICLE III
REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE IV
CAPITALIZATION

Section 4.1            Authorized Capital Stock.  The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 101,000,000 shares, consisting of (i) 100,000,000 shares of common stock (the “Common Stock”), and (ii) 1,000,000 shares of preferred stock (the “Preferred Stock”).

Section 4.2           Preferred Stock. The board of directors of the Corporation (the “Board”) is hereby expressly authorized to provide, out of the unissued shares of the Preferred Stock, one or more series of Preferred Stock, and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3           Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote. The holders of shares of Common Stock shall not have cumulative voting rights

ARTICLE V
DIRECTORS

Section 5.1          Board Powers.  The business and affairs of the Corporation shall be managed by, or under the direction of, the Board.  In addition to the powers and authority expressly conferred upon the Board by statute, this Certificate or the Bylaws (the “Bylaws”) of the Corporation, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 5.2          Election.  Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

ARTICLE VI

BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power to adopt, amend, alter, change, add or repeal the Bylaws.  The Bylaws also may be adopted, amended, altered or repealed by the stockholders.

ARTICLE VI
LIMITED LIABILITY; INDEMNIFICATION

Section 7.1          Limitation of Director Liability.  A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Section 7.1 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

Section 7.2          Indemnification.  The Corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

ARTICLE VIII
INSOLVENCY; SALE, LEASE OR EXCHANGE OF ASSETS

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

ARTICLE IX
AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change, add or repeal any provision contained in this Certificate (including any Preferred Stock Designation), in the manner now or hereafter prescribed by this Certificate and the DGCL; and except as set forth in ARTICLE VII, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned incorporator has executed this Certificate as of the date first set forth above.

By:	/s/ Alex Weniger-Araujo
Name:	Alex Weniger-Araujo
Title:	Sole Incorporator